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                                                                     EXHIBIT 5.1


                         [BAKER BOTTS L.L.P. LETTERHEAD]


February 9, 2001


Reliant Energy Mid-Atlantic Power Holdings, LLC
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

         We have acted as legal counsel to Reliant Energy Mid-Atlantic Power Holdings, LLC, a Delaware limited liability company (the "Company"), in connection with the registration of the offer (the "Exchange Offer") of (1) $210,000,000 8.554% Series A Exchange Pass Through Certificates due 2005, (2) $297,850,000 9.237% Series B Exchange Pass Through Certificates due 2017 and (3) $220,000,000 9.681% Series C Exchange Pass Through Certificates due 2026 (collectively, the "Exchange Certificates") in exchange for like principal amounts of existing pass through trust certificates (the "Original Certificates") pursuant to a registration statement on Form S-4, Reg.
No. 333-51464 (the "Registration Statement") filed by the Company and its subsidiaries Reliant Energy Maryland Holdings, LLC, a Delaware limited liability company, Reliant Energy Northeast Management Company, a Pennsylvania corporation, Reliant Energy Mid-Atlantic Power Services, Inc., a Delaware corporation, and Reliant Energy New Jersey Holdings, LLC, a Delaware limited liability company (collectively, the "Subsidiary Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Exchange Certificates are to be issued pursuant to three Pass Through Trust Agreements, each dated as of August 24, 2000 (the "Pass Through Trust Agreements"), between the Company and Bankers Trust Company, as Pass Through Trustee (the "Trustee"). The Company has entered into leases of interests in three different electric generating facilities, and the Company's lease obligations are guaranteed on a senior secured basis pursuant to guarantees (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantees are also being registered under the Registration Statement.

         In connection with the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(a) the Pass Through Trust Agreements; (b) the forms of the Exchange Certificates attached to the Pass Through Trust Agreements; and (c) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.


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         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company. We have also relied upon the Statement of Eligibility under the Trust Indenture Act of 1939 of the Pass Through Trustee on Form T-1 filed as an exhibit to the Registration Statement and a certificate of an officer of the Trustee with respect to (a) the due incorporation and valid existence of the Trustee, (b) the corporate power and authority of the Trustee to execute and deliver each Pass Through Trust Agreement and perform its obligations thereunder and (c) the due authorization, execution and delivery of each Pass Through Trust Agreement by the Trustee.

         Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

         1. When (a) the Registration Statement has become effective under the Act and the Pass Through Trust Agreements have been qualified under the Trust Indenture Act of 1939, as amended, and (b) the Exchange Certificates have been duly authorized, executed, authenticated and issued in accordance with the provisions of the Pass Through Trust Agreements and delivered in exchange for the Original Certificates pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Certificates will be entitled to the benefits of the Pass Through Trust Agreements and will be legal and binding obligations of the applicable pass through trust, enforceable against the trusts in accordance with the terms of the Pass Through Trust Agreements.

         2. Assuming the due authorization, execution and delivery thereof by the other parties thereto, the Pass Through Trust Agreements are the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

         3. The Subsidiary Guarantees constitute the legal, valid and binding obligations of each of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

         The opinions expressed in paragraphs 1, 2 and 3 above are qualified to the extent that the enforceability of the documents and agreements referred to in such paragraphs is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other law in effect from time to time relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         The opinions expressed herein are limited to the contract law of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of


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the laws of any other jurisdiction. At your request,  this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                                    Very truly yours,



                                                    Baker Botts L.L.P.

JSP/WSM